Exhibit 99.1

Simpson Manufacturing Co., Inc. Announces Declaration of Cash Dividend and
Renewal of Stock Repurchase Authorization

          PLEASANTON, Calif., Feb. 5 /PRNewswire-FirstCall/ -- Simpson Manufacturing Co., Inc. announced today that, at its meeting on February 2, 2007, its Board of Directors declared a cash dividend of $0.10 per share, an increase of $0.02 per share over the dividend paid in January 2007. The record date for the dividend will be April 5, 2007, and it will be paid on April 26, 2007. Also at its February 2, 2007, meeting, the Board of Directors authorized the Company to repurchase up to $50.0 million of the Company’s common stock. The authorization will remain in effect through the end of 2007.

          Simpson Manufacturing Co., Inc., headquartered in Pleasanton, California, through its subsidiary, Simpson Strong-Tie Company Inc., designs, engineers and is a leading manufacturer of wood-to-wood, wood-to-concrete and wood-to- masonry connectors and fastening systems and pre-fabricated shearwalls. Simpson Strong-Tie also offers a full line of adhesives, mechanical anchors and powder actuated tools for concrete, masonry and steel. The Company’s other subsidiary, Simpson Dura-Vent Company, Inc., designs, engineers and manufactures venting systems for gas and wood burning appliances. The Company’s common stock trades on the New York Stock Exchange under the symbol “SSD.”

          For further information, contact Barclay Simpson at (925) 560-9032.

SOURCE  Simpson Manufacturing Co., Inc.
          -0-                                                  02/05/2007
          /CONTACT:  Barclay Simpson of Simpson Manufacturing Co., Inc., +1-925-560-9032/
          /Web site:  http://www.strongtie.com /
          (SSD)